EXHIBIT 5.1
May 2, 2008
Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington 98101
Re: Washington Mutual, Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
     I am a First Vice President and Assistant General Counsel of, and have acted as internal counsel for, Washington Mutual, Inc., a Washington corporation, (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale from time to time by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of (i) 175,514,285 shares of the Company’s common stock, no par value (the “Common Stock”) issued and sold by the Company to the Selling Shareholders (such shares, the “Common Shares”), (ii) 36,642 shares of the Company’s Series S Contingent Convertible Perpetual Non-cumulative Preferred Stock, no par value (the “Series S Preferred Stock”) issued and sold by the Company to the Selling Shareholders and (iii) 418,765,714 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of the Series S Preferred Stock or upon the exercise of warrants issued and sold by the Company to the Selling Shareholders (the “Warrants”).
     I am qualified to practice law in the State of Washington.
     I have based my opinion upon my review of the following agreements, documents and instruments:
1)   the Registration Statement;
2)   the Amended and Restated Articles of Incorporation of the Company, including all amendments thereto, including the Articles of Amendment setting forth the terms of the Series S Preferred Stock (the “Articles of Amendment”);
3)   the securities purchase agreements pursuant to which the Common Shares, Series S Preferred Stock and Warrants were issued and sold to the Selling Shareholders;
4)   resolutions adopted by the Board of Directors of the Company and committees thereof relating to the issuance of the Common Shares, and authorizing the issuance and terms of the Series S Preferred Stock and Warrants to the Selling Shareholders; and
5)   a copy of a certificate representing each of the Common Stock, the Series S Preferred Stock and the Warrants.

     In addition, I have examined, and have relied as to factual matters upon, certificates of, and/or representations by, officers and employees of the Company having knowledge of relevant facts and an examination of records, agreements, documents and other instruments of the Company and upon certificates of public officials. This opinion also is based on personal knowledge acquired in the course of acting as internal counsel to the Company.
     I have assumed the authenticity of all writings submitted to me as originals, the conformity to original writings of all copies submitted to me as certified or photostatic copies and the legal competence and capacity of all natural persons.
     This opinion is limited to the Federal laws of the United States of America and the laws of the State of Washington, and I disclaim any opinion as to the laws of any other jurisdiction.
     Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for my opinion, and subject to the limitations and qualifications expressed above and below, it is my opinion that:
     1.   The Common Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.
     2.   The Series S Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.
     3.   The Conversion Shares initially issuable in accordance with the terms of the Articles of Amendment upon the conversion of the Series S Preferred Stock have been duly authorized, subject to the approval of the Company’s shareholders of (A) the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit full conversion of the Series S Preferred Stock into Common Stock and (B) the conversion of the Series S Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual (collectively, the “Preferred Stock Conversion Approvals”) and, upon obtaining the Preferred Stock Conversion Approvals, and when issued and delivered upon conversion in accordance with the terms of the Articles of Amendment, such Conversion Shares will be validly issued, fully paid and nonassessable.
     4.   The Conversion Shares initially issuable in accordance with the terms of the Warrants upon exercise of the Warrants have been duly authorized, subject to the approval of the Company’s shareholders of (A) the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit full exercise of the Warrants for Common Stock and (B) the exercise of the Warrants for Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual (collectively, the “Warrant Exercise Approvals”) and, upon obtaining the Warrant Exercise Approvals, and when issued and delivered upon exercise in accordance with the terms of the Warrants, such Conversion Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,
/s/ Charles Edward Smith III

Charles Edward Smith III First Vice President and Assistant General Counsel

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